UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL OMB Number: 3235-0060 Expires: April 30, 2015 Estimated average burden hours per response......5.71

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2015

BFC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2015, the Board of Directors of BFC Financial Corporation (the “Company”) approved the appointment of Raymond S. Lopez as Chief Financial Officer and Chief Accounting Officer of the Company, effective on the first business day following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Mr. Lopez will succeed John K. Grelle, who will retire after serving as the Company’s Chief Financial Officer since 2008. Since 2012, Mr. Grelle has also served as the Company’s Chief Accounting Officer. Mr. Grelle’s pending retirement was anticipated by and is consistent with the employment agreement he entered into with the Company in November 2012.

Mr. Lopez, age 39, has served as Chief Accounting Officer of Bluegreen Corporation (“Bluegreen”) since 2005 and as Senior Vice President of Bluegreen since 2007. Mr. Lopez joined Bluegreen as its Controller in 2004 and was promoted to Chief Accounting Officer and Vice President of Bluegreen in 2005 and to Senior Vice President of Bluegreen in 2007. Prior to joining Bluegreen, Mr. Lopez served as Manager of External Reporting for Office Depot, Inc. and as a Senior Auditor with Arthur Andersen LLP. Mr. Lopez is a Certified Public Accountant and holds a B.S. in Accounting.

On January 6, 2015, Mr. Lopez was also appointed Chief Financial Officer of BBX Capital Corporation (“BBX Capital”), effective on the first business day following the filing of BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Company owns shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing approximately 51% of the total outstanding equity of BBX Capital and 72% of the total voting power of BBX Capital. In addition, the Company owns a 54% equity interest in Woodbridge Holdings, LLC (“Woodbridge”), which owns 100% of Bluegreen. BBX Capital owns the remaining 46% equity interest in Woodbridge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BFC FINANCIAL CORPORATION

Date: January 7, 2015	By:	/s/ John K. Grelle
John K. Grelle,
Executive Vice President and Chief Financial Officer